Exhibit 99.1

Cougar Biotechnology Announces Presentation of Positive CB7630 (Abiraterone Acetate) Phase II Data at ASCO 2009 Genitourinary Cancers Symposium

LOS ANGELES--(BUSINESS WIRE)--February 27, 2009--Cougar Biotechnology, Inc. (NASDAQ: CGRB) announced that results from ongoing Phase II clinical trials of Cougar’s investigational drug CB7630 (abiraterone acetate) were presented at the ASCO Genitourinary Cancers Symposium that is currently taking place in Orlando, Florida. The data were presented today in two poster presentations. These presentations are further detailed below:

Abiraterone Acetate Plus Prednisone in Chemotherapy Naïve Castration Resistant Prostate Cancer (CRPC) Patients Not Exposed to Ketoconazole: Results of a Multicenter Phase II Study Conducted by the DOD Prostate Cancer Clinical Trial Consortium

A Phase II clinical trial of CB7630 (COU-AA-002) is being conducted by The Prostate Cancer Clinical Trials Consortium, a national clinical research group sponsored by the Department of Defense, with Dr. Charles J. Ryan, Associate Professor of Clinical Medicine at the University of California, San Francisco Comprehensive Cancer Center as the principal investigator. In this Phase II trial, CB7630 in combination with prednisone is administered once daily to chemotherapy-naïve, ketoconazole-naïve patients with castration resistant prostate cancer (CRPC), who had progressive disease despite treatment with LHRH analogues and other hormonal therapies. Twenty-six (79%) of the 33 patients who were enrolled in the trial had radiological evidence of metastatic disease with bone metastases, 15 patients (45%) had lymph node metastases and 2 patients (6%) had visceral metastases.

In his poster presentation, Dr. Ryan presented data on the 31 evaluable patients treated in the trial. Of these patients, 24 (77%) experienced a decline in prostate specific antigen (PSA) levels of greater than 30%, 22 (71%) experienced a PSA decline of greater than 50% and 8 (26%) experienced PSA declines of greater than 90%. For the 31 evaluable patients, the median time to PSA progression has not yet been reached, with patients continuing to be treated for 10+ months.

Of the 33 evaluable patients with tumor lesions that were measurable by the RECIST criteria, treatment with CB7630 resulted in partial radiological responses in 8 patients (24%), stable disease in 13 patients (39%) and progressive disease in 4 patients (12%); 8 patients (24%) are awaiting radiographic disease assessment.

Identification of an Androgen Withdrawal Responsive Phenotype in Castrate Resistant Prostate Cancer (CRPC) Patients Treated with Abiraterone Acetate (COU-AA-BMA)

The COU-AA-BMA clinical trial of CB7630 is being conducted at The University of Texas M.D. Anderson Cancer Center (MDACC) in order to investigate associations between serum and microenvironment (bone marrow) androgen concentrations and response to CB7630. In this Phase II trial, CB7630 in combination with prednisone was administered orally, once daily, to patients with CRPC, who had progressive disease despite treatment with LHRH analogues and multiple other therapies. All of the 53 patients who were enrolled in the trial had radiological evidence of metastatic disease with bone metastases. Forty-two patients (79%) had at least 10 metastatic bone lesions, 7 patients (13%) had visceral metastases and 15 patients (28%) had lymph node metastases. Twenty-eight (53%) of the 53 patients had received prior treatment with ketoconazole and/or diethylstilbesterol and 44 patients (83%) had received prior treatment with chemotherapy, with 28 patients (53%) having received two or more prior chemotherapy regimens before entering the trial.

In her poster presentation, Dr. Eleni Efstathiou from MDACC presented data on the 50 evaluable patients treated in the trial. Of the 50 evaluable patients, 24 patients (48%) experienced a confirmed decline in PSA levels of greater than 50%. In addition, 6 patients (12%) experienced PSA declines of greater than 90%. For the 50 evaluable patients, the median duration of treatment was 41 weeks (10.3 months). Twenty-five (50%) of the 50 patients experienced an improvement in performance status.

Of the 21 patients re-evaluated with radiographic imaging studies after six months of treatment, 4 patients (19%) showed an improvement in their bone scan and 15 patients (71%) showed a stable bone scan. Also, 2 (40%) of 5 patients with lymph node metastases showed a partial radiological response (as measured by the RECIST criteria) and 3 patients (60%) with lymph node metastases showed stable disease after six months of treatment with CB7630. Lastly, 1 of 2 patients with liver metastases demonstrated a partial radiological response (as measured by the RECIST criteria).

Both serum and bone marrow testosterone levels were measured before and after treatment with CB7630. A decline in both serum and bone marrow testosterone levels to below detectable levels (<10ng/ml) was seen in all patients in the trial. Also, patients with depleted baseline bone marrow testosterone levels (<10ng/ml) appeared to progress earlier when treated with CB7630 (p=0.05) compared to patients with measurable baseline bone marrow testosterone levels. Further examination of the bone marrow biopsies of patients treated with CB7630 in this study revealed overexpression of both androgen receptor and CYP17.

Alan H. Auerbach, Chief Executive Officer and President of Cougar Biotechnology, said, "We are pleased to present data from both of these clinical trials at the ASCO Genitourinary Cancers Symposium. CB7630 continues to show strong evidence of antitumor activity in patients with chemotherapy-naïve disease as well as in patients with chemotherapy-refractory disease. These populations not only represent significant unmet medical needs in prostate cancer but also are representative of the patient populations being studied in our ongoing Phase III trial (COU-AA-301) and our soon to be initiated Phase III trial (COU-AA-302)."

Arturo Molina, M.D., M.S., FACP, Chief Medical Officer and Executive Vice President of Clinical Research and Development of Cougar, added, "We are pleased to present the results of these Phase II studies, which continue to support the potential roles of CB7630 both as a second-line hormonal therapy for patients with advanced prostate cancer who fail first-line hormonal treatment and as a second-line therapy for patients with advanced prostate cancer who fail docetaxel-based chemotherapy. These patient groups continue to represent patient populations that are underserved with current treatments."

About Cougar Biotechnology, Inc.

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17-alpha hydroxylase/c17,20 lyase enzyme, which is currently being studied in a Phase III clinical trial in prostate cancer and a Phase I/II trial in breast cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar can be found at www.cougarbiotechnology.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as ``anticipates,'' ``expects,'' ``plans,'' ``believes,'' ``intends,'' and similar words or phrases. These forward-looking statements include, without limitation, statements related to clinical trial initiation dates, the potential advantages of CB7630 and its potential for use in the treatment of advanced prostate cancer. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2007, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Cougar Biotechnology, Inc.
+1-310-943-8040
Alan H. Auerbach, Chief Executive Officer and President
ahauerbach@cougarbiotechnology.com
Mariann Ohanesian, Director of Investor Relations
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull, +1-212-845-4271
David.schull@russopartnersllc.com
Andreas Marathovouniotis, +1-212-845-4235
Andreas.marathis@russopartnersllc.com